Exhibit 99.2

CUPRINA HOLDINGS (CAYMAN) LIMITED

AUDIT COMMITTEE CHARTER

(Adopted on [      ], 202_)

1.	Audit Committee Purpose.

1.1	Purpose. The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Cuprina Holdings (Cayman) Limited (together with its subsidiaries, the “Company”) is to assist the Board in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. Among the matters the Committee will oversee are (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditor and (e) the appointment of the Company’s independent auditor and the approval of audit and non-audit services performed by such auditor.

1.2	Limitations on Duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

2.	Audit Committee Composition.

2.1	Membership. The Committee will consist of three or more members of the Company’s Board. All members of the Committee must, in the business judgment of the Board, be directors who meet the knowledge requirements and the independence requirements of applicable law and the rules of the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq (“NASDAQ”) in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities). Each member shall have an understanding of the Company’s financial statements (including the underlying principles, practices, assumptions and estimates) as well as the scope and findings of audits. If practical, at least one member of the Committee shall qualify as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC. In any event, the Committee must include at least one member who the Board determines has accounting or related financial management expertise. The Company will disclose in its annual report required by Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether or not it has at least one member who is an audit committee financial expert. No Committee member shall simultaneously serve on the audit committees of more than two other public companies.

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2.2	Appointment. The members of the Committee will be appointed by and serve at the discretion of the Board, upon the recommendation of the Company’s Nomination Committee. Members of the Committee shall serve for such term or terms as the Board may determine. The vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board. Unless the Board appoints a Chairperson of the Committee, the members of the Committee shall designate a Chairperson by majority vote.

3.	Audit Committee Responsibilities and Duties.

The Board delegates to the Committee the express responsibility and authority to do the following:

3.1	Independent Auditor.

(a)	Selection; Fees. Be solely and directly responsible for the appointment, compensation, retention, evaluation, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditor shall report directly to the Committee and shall be ultimately accountable to the Committee and the Board, as representatives of the Company’s shareholders. The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all engagements to be borne by the Company.

(b)	Rotation of Independent Auditor. Consider whether there should be regular rotation of the independent auditor.

(c)	Audit Team. Review the experience and qualifications of the senior members of the independent auditor’s team.

(d)	Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditor (including the proposed scope and approach of the annual audit).

(e)	Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditor. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditor are rotated at least every five years and that other audit partners (as defined by the SEC) are rotated at least every seven years, if such rotation is required by applicable law or rules of the SEC or the NASDAQ.

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(f)	Pre-Approval of Audit and Non-Audit Services. Pre-approve all audit services and all permissible non-audit services (other than with respect to de minimis exceptions permitted by applicable law or rules of the SEC or the NASDAQ) permitted to be performed by the independent auditor. Such pre-approval may be given as part of the Committee’s approval of the scope of the engagement of the independent auditor or on an engagement-by-engagement basis or pursuant to pre-established policies. In addition, the authority to pre-approve non-audit services may be delegated by the Committee to one or more of its members, but such member’s or members’ non-audit service approval decisions must be reported to the full Committee at the next regularly scheduled meeting. The Company shall disclose in its Annual Reports on Form 20-F (and periodic reports, if any) any approval of non-audit services during the period covered by the applicable report.

(g)	Statement from Independent Auditor. At least annually, obtain and review a report from the independent auditor describing:

(i)	the independent auditor’s internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditor and the Company (to assess independence – see (h)(i) below).

(h)	Auditor Independence.

(i)	Obtain Written Statement. At least annually, obtain and review a written statement from the independent auditor delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1.

(ii)	Engage in Active Dialogue. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

(i)	Hiring Policies. Set clear hiring policies for employees and former employees of the independent auditor.

(j)	Review Problems. Review with the independent auditor any audit problems or difficulties the independent auditor may have encountered in the course of its audit work, and management’s responses, including: (i) any restrictions on the scope of activities or access to requested information; and (ii) any significant disagreements with management.

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(k)	Related Party Transactions. Review and approve all related party transactions as defined in Item 404 of Regulation S-K under U.S. securities laws. [Note: Company please be reminded to circulate related party transaction policy for inclusion into the resolution to be circulated by Harneys for documentation and approval]

(l)	Material Communications with National Office. Discuss with the independent auditor any communications between the audit team and the independent auditor’s national office regarding auditing or accounting issues that the engagement presented.

(m)	Accounting Adjustments. Discuss with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but were passed on.

(n)	Internal Audit Function. Discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

(o)	Management or Internal Control Letters. Discuss with the independent auditor any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

3.2	Financial Reporting.

(a)	Annual Financials. Review and discuss with management and the independent auditor the Company’s annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material, prior to the public release of such information.

Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the 1934 Act.

Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 20-F.

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(b)	Accounting Principles. Review and discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any material changes in the selection or application of the principles followed in prior years and any items required to be communicated by the independent auditor in accordance with AICPA Statement of Auditing Standards (“SAS”) 61, as amended from time to time. By way of example, as of the date this Charter was adopted, the items required to be communicated under SAS 61 include:

(i)	The auditor’s responsibility under Generally Accepted Auditing Standards (“GAAS”);

(ii)	Significant accounting policies;

(iii)	Management judgments and accounting estimates;

(iv)	Significant audit adjustments;

(v)	Other information in documents containing audited financial statements;

(vi)	Disagreements with management, including accounting principles, scope of audit and disclosures;

(vii)	Consultations with other accountants by management;

(viii)	Major issues discussed with management prior to retention;

(ix)	Difficulties encountered in performing the audit; and

(x)	Auditor’s judgments about the quality of the entity’s accounting principles.

(c)	Judgments. Review reports prepared by management or by the independent auditor relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transaction as to which management obtained an SAS 50 letter.

(d)	Press Releases. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases), as well as financial information and earnings guidance provided to analysts and rating agencies.

(e)	Regulatory and Accounting Developments. Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

3.3	Internal Audit and Risk Management.

(a)	Internal Audit. Review the budget, qualifications, activities, effectiveness and organizational structure of the internal audit function, the performance, appointment and replacement of the lead internal auditor, and summaries of material internal audit reports and management’s responses.

(b)	Risk Assessment and Risk Management. Discuss policies with respect to risk assessment and risk management periodically with management, the internal auditors, and the independent auditor, and the Company’s plans or processes to monitor, control and minimize such risks and exposures.

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3.4	Financial Reporting Processes; CEO and CFO Certifications.

(a)	Internal Controls Discussion. Review major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

(b)	Reporting Systems. Establish regular and separate systems of reporting to the Committee by each of (i) management, (ii) the independent auditor and (iii) the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(c)	Reports from Independent Auditor. Obtain and review timely reports from the independent auditor regarding:

(i)	all critical accounting policies and practices to be used by the Company;

(ii)	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii)	all other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

Such reports may be oral or in writing, but must be provided to the Committee before any auditor’s report is filed with the SEC.

(d)	CEO and CFO Certifications. Discuss with the Chief Executive Officer and the Chief Financial Officer (or equivalent position who serves as the principal financial and accounting officer of the Company) (i) the processes involved in and any material changes or disclosures that are advisable or required as a result of the Form 20-F certification process and (ii) any deficiencies in the design or operation of internal controls or any fraud involving management or other employees with a significant role in the Company’s internal controls.

3.5	Legal and Regulatory Compliance.

(a)	Reports from Others. Obtain such reports from management, auditors, the general counsel or outside legal counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements and the consideration of those matters in preparing the financial statements.

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(b)	Code of Ethics; Waivers. Approve and monitor the Company’s compliance with a code of conduct or ethics required by applicable law or exchange listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to it or waivers of it for directors, executive officers and senior financial officers.

(c)	Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.6	Annual Evaluation of Committees and Charter.

(a)	Evaluation of Committee. Annually evaluate the performance of the Committee.

(b)	Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish this Charter as required by applicable law.

3.7	Other Duties. Exercise such other powers and perform such other duties as may from time to time be delegated to the Committee by the Board.

4.	Reports to Board; Meetings, Minutes.

4.1	Report; Recommendations. Regularly report to the Board on the Committee’s activities and its conclusions with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function, and make appropriate recommendations to the Board.

4.2	Executive Sessions. The Committee shall meet periodically (with such frequency as it deems appropriate) with each of the independent auditor, internal auditors (or other personnel responsible for the Company’s internal audit function) and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

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4.3	Quarterly and Other Meetings. The Committee shall meet at least [quarterly] and will hold other meetings with such frequency, and at such times, as its Chairperson, or a majority of the Committee, deems appropriate. Special meetings of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson, in consultation with other Committee members, and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Articles of Association, as amended from time to time, applicable to meetings of Board committees (or if no such provisions exist, applicable to meetings of the Board) will govern meetings of the Committee.

4.4	Minutes. Minutes of each meeting will be kept.

5.	Subcommittees.

The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee (except as permitted with respect to pre-approval of non-audit services pursuant to Section 3.1 above).

6.	Advisors and Counsel; Reliance; Investigations; Cooperation.

6.1	Retention of Advisors and Counsel. The Committee has the power, in its discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, determined by it, from the Company.

6.2	Determine Administrative Expenses. The Committee has the power to determine the level and cost of ordinary administrative expenses necessary or appropriate in carrying out its duties, with such costs to be borne by the Company.

6.3	Reliance Permitted. The Committee will act in reliance on management, the Company’s independent auditor, internal auditors, and advisors and experts, as it deems necessary or appropriate.

6.4	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.5	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent auditor and internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditor to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

7.	Rules and Procedures.

Except as expressly set forth in this Charter or the Company’s Articles of Association, as amended from time to time, or Corporate Governance Guidelines, or as otherwise provided by law or the rules of the NASDAQ, the Committee shall establish its own rules and procedures.

[END]

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